Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	December 12, 2013

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Completes Merger Transaction with Sinclair Knight Merz

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE: JEC) announced today that it completed its merger transaction with Sinclair Knight Merz, a 6,900-person professional services firm headquartered in Australia, in accord with the previously announced terms.
Jacobs purchased SKM for approximately AUS$1.3 billion in cash (approximately US $1.2 billion as of the date of this release). The purchase price reflects an enterprise value of AUS$1.2 billion (US$1.1 billion) plus adjustments for cash, debt and other items.
Founded in 1964, SKM is an employee owned company with broad consulting, planning, engineering, architecture, scientific and construction management capabilities. The company has significant operations in Australia, Asia, South America, and the U.K., and serves clients in multiple industries, including Mining and Metals, Building and Infrastructure, Water and Environment, and Power and Energy. SKM’s 2013 revenue was approximately AUS$1.3 billion (US$1.2 billion).
In making the announcement, Jacobs President and CEO Craig Martin stated, “The combination of Jacobs and SKM further diversifies our geographic offerings and the end-markets we serve. We look forward to integrating the two companies and see many excellent opportunities ahead to support our clients, develop our people, and grow our business.”
SKM CEO and Managing Director Santo Rizzuto added, “We are very enthusiastic about our future with Jacobs. Being one integrated company increases opportunities for our employees to build their careers in a range of disciplines around the world. We have significantly expanded our geographies and capabilities. The benefits we can deliver now that our companies are joined allow us to serve our clients better and in more places.”

Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.

Exhibit 99.1

Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management’s current expectations as well as currently available competitive, financial, and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause actual results to differ materially from these forward-looking statements, including those contained in our 2013 Form 10-K, and in particular the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. We do not undertake to update any forward-looking statements made herein.